Exhibit 10.22

340B CONTRACT PHARMACY SERVICES AGREEMENT

This 340B Contract Pharmacy Services Agreement (the “Agreement”) is entered into as of April 1, 2021 (“Effective Date”), by and between Community Specialty Pharmacy, LLC (“Pharmacy”), a pharmacy with its corporate headquarters located at 6308 Benjamin Road, Suite 709, Tampa, FL 33634 and AIDS Service Association of Pinellas, Inc. dba EPIC (together with the locations listed in Schedule C, “Covered Entity”) with its corporate headquarters located at 5771 Roosevelt Blvd., Clearwater, Florida 33760.

WHEREAS, Covered Entity is a covered entity as defined in Section 340B of the federal Public Health Services Act (“Section 340B”), and is eligible to purchase outpatient drugs at reduced prices for use by patients of Covered Entity from drug manufacturers who enter into drug purchasing agreements with the United States Department of Health and Human Services and the manufacturers’ wholesalers;

WHEREAS, Covered Entity and Pharmacy desire to enter into a “ship to/bill to” arrangement in which Pharmacy will dispense 340B Drugs on behalf of Covered Entity to eligible Covered Entity patients, and Covered Entity will purchase drugs to replenish the dispensed drugs;

WHEREAS, Covered Entity has retained a 340B Processor to provide administrative services that include coordinating and facilitating patient eligibility, drug price management, co-payments, payments to Pharmacy, collections from Pharmacy, drug inventory control and ordering for Pharmacy replenishment, disbursements to Covered Entity, and other related services;

WHEREAS, Covered Entity and Pharmacy mutually acknowledge that their intent in entering into this Agreement is solely to facilitate Covered Entity’s participation in the drug purchasing program established under Section 340B (the “340B Program”); and

WHEREAS, the parties entered into a Contract Pharmacy Service Agreement, effective December 12, 2018, and amended on December 10, 2019, (“2018 Agreement”), and desire that this Agreement replace and supersede the 2018 Agreement.

Now, therefore, in consideration of the mutual promises and Agreements herein contained, Covered Entity and Pharmacy hereby agree as follows:

1. DEFINITIONS

“340B Drug” means a “covered outpatient drug” as defined in Section 340B that is approved by the 340B Processor on behalf of the Covered Entity to be dispensed to an Eligible Patient pursuant to this Agreement.

“340B Processor” means the 340B third party processor identified on Schedule A that provides 340B recapture services.

“Accumulator” means the record-keeping system maintained by the 340B Processor, on behalf of Covered Entity, that tracks 340B Drugs at the NDC level dispensed by the Pharmacy.

“Co-Payment” means any co-payment, deductible or coinsurance amount that Pharmacy is required to collect from an Eligible Patient.

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“Dispensing Fee” means the amount payable to the Pharmacy as set forth on Schedule A.

“Eligible Patient” means an individual who meet the criteria outlined in the definition of “patient” found at 61 Fed. Reg. 55156, as such definition may be amended from time to time, and as determined by Covered Entity.

“Office of Pharmacy Affairs” or “OPA” means the division of the United States Health Resources and Services Administration that is responsible for administering the 340B Program.

“True-up” means the process of adjusting the Accumulator so that the applicable quantity of an NDC is returned to the levels at which the NDC would have been had a particular claim not been considered eligible for 340B.

2. PHARMACY OBLIGATIONS

2.1 Prohibition on Resale or Transfer. Pharmacy shall not resell or transfer a 340B Drug to an individual who is not an Eligible Patient as communicated by 340B Processor.

2.2 Provision of 340B Drugs and Pharmacy Services. Pharmacy shall dispense 340B Drugs from the locations listed in Schedule C to Eligible Patients who are identified as such, verified and approved by the 340B Processor.

2.3 Comprehensive Pharmacy Services. Pharmacy shall also provide comprehensive pharmacy services, including recordkeeping, maintaining patient profiles and counseling patients.

2.4 Claims Submission. Pharmacy shall submit to the applicable pharmacy benefits manager, on a timely basis, claims for reimbursement of dispensing fees for all 340B Drugs dispensed to Eligible Patients.

2.5 Inventory. Pharmacy shall monitor its inventory of drugs and maintain sufficient supplies to meet the day-to-day needs of Eligible Patients. Pharmacy shall accept all inventory replenishment for 340B Drugs dispensed to Eligible Patients from the wholesaler designated in Schedule A (“Wholesaler”), provided that such 340B Drugs have (a) the same eleven (11) digit national drug code (“NDC”) as those drugs dispensed by Pharmacy and (b) an expiration date that is at least twelve (12) months from the acceptance date. Pharmacy is not responsible for any fee associated with the delivery of 340B Drugs from the Wholesaler.

2.6 Collection of Third Party Payments and Co-Payments. Pharmacy shall collect any Co-Payments and third party payments for 340B Drugs dispensed to Eligible Patients. On at least a monthly basis, Pharmacy shall remit to 340B Processor all Co-Payments and third party payments received by Pharmacy for 340B Drugs dispensed by Pharmacy to Eligible Patients.

2.7 Notice of Changes. Pharmacy must provide notice to Covered Entity and the 340B Processor within ten (10) business days of any change to the Pharmacy’s Wholesaler, switch vendor, license number, any direct or indirect owner holding more than 5% of Pharmacy’s ownership, or DEA number. Pharmacy shall cooperate with any necessary actions resulting from such change.

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2.8 Patient Choice. Pharmacy understands and agrees that nothing in this Agreement guarantees a minimum volume of Eligible Patients. Eligible Patients may fill the prescription at the pharmacy of their choice.

2.9 Confidentiality. Except as required by law, Pharmacy shall not disclose the terms of this Agreement, including Schedule A, to any third party other than Pharmacy’s auditors, outside counsel, contractors, and other agents, without the prior written consent of the Covered Entity except as required by law. This prohibition will survive any termination of this Agreement.

2.10 Insurance. Each party shall maintain appropriate professional malpractice and general liability insurance in amounts not less than one million dollars ($1,000,000) per occurrence and two million dollars ($2,000,000) in the aggregate, which may be provided in whole or in part by self-insurance, and shall provide proof of such insurance to the other Party upon request during the term of this Agreement.

3. OBLIGATIONS OF COVERED ENTITY

3.1 Eligibility and Adjudication. Covered Entity shall contract with 340B Processor to provide administrative services related to the 340B program, including managing the contract pharmacy relationships.

3.2 Replenishment of Pharmacy Drug Stock. Covered Entity shall direct 340B Processor to purchase drugs from the Wholesaler in order to replenish the 340B Drugs dispensed by Pharmacy to Eligible Patients. The replenished drugs shall be shipped directly to Pharmacy. Covered Entity shall be billed directly for the cost of such drugs and the related shipping costs. Replenishment shall begin after the total quantity of an NDC has been dispensed by Pharmacy to Eligible Patients, as tracked in the Accumulator.

3.3 True-ups for Discontinued/Unavailable Drugs. For Eligible Patients with insurance, if a 340B Drug is out of stock or no longer available in the marketplace (a “Discontinued/Unavailable Drug”), then, after ninety (90) days, the quantity of the applicable NDC will be reset to zero in the Accumulator. In the event that the Pharmacy has already remitted payment for the Discontinued/Unavailable Drug to the 340B Processor at the time of such True Up, then Covered Entity will direct the 340B Processor to refund payment to the pharmacy.

3.4 True-ups for Slow-Mover Drugs. If a Pharmacy dispenses a 340B Drug but does not use the full package size of a particular NDC within one hundred and twenty (120) days then the quantity of the such NDC will be reset to zero in the Accumulator.

3.5 Reports to Pharmacy. Covered Entity shall direct 340B Processor to provide to Pharmacy reports containing the following information:

(a) Approved 340B Drugs,

(b) 340B Inventory Pending Balances,

(c) 340B Inventory Replenishment Orders, and

(d) Dispensing Fee Reconciliation Report or Invoice.

3.6 Medicaid Prescriptions. Covered Entity shall establish mechanisms and criteria to prevent duplicate discounts described in 42 USC 256b(a)(5)(A)(i).

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4. BILLING AND PAYMENT

4.1 Dispensing Fees. Covered Entity shall compensate Pharmacy the Dispensing Fee set forth on Schedule A. The 340B Processor shall distribute the Dispensing Fees to Pharmacy in accordance with the Covered Entity’s direction.

4.2 Pharmacy Invoicing. The 340B Processor shall bill the Pharmacy for the total third-party payments collected, less the Dispensing Fees and any applicable tax the basis described in Schedule A.

4.3 Pharmacy Payments. Payments by the Pharmacy are due thirty (30) days after the invoice date. Pharmacy shall pay the 340B Processor via ACH or check.

4.4 Pharmacy Late Payments. In the event that Pharmacy does not pay the full invoice amount within one hundred and twenty days (120) of the invoice date, then Covered Entity may, in its sole discretion, suspend Pharmacy from acting as a contract pharmacy under this Agreement.

5. INVENTORY

5.1 Inventory Reconciliation. During the term of this Agreement, the parties may conduct an inventory reconciliation of the 340B Drugs dispensed to Eligible Patients by Pharmacy against the 340B Drugs replenished to Pharmacy. Should either party identify any discrepancy between the quantity of any 340B Drug received by Pharmacy from the Wholesaler and the quantity of 340B Drugs dispensed by Pharmacy to Eligible Patients, then such Party shall provide written notice of the discrepancy to the other Party, together with reasonable supporting documentation. The other party shall have thirty (30) days from the receipt of the notice to review the documentation and to provide a response indicating the party disputes the identification of a discrepancy. In the event that the other Party does not dispute the discrepancy within such thirty (30) day period, then (i) if the 340B Drugs replenished to Pharmacy exceed the 340B Drugs dispensed to Eligible Patients by Pharmacy, then Covered Entity shall have the right to recover such 340B Drugs from Pharmacy; and (ii) if the 340B Drugs dispensed to Eligible Patients by Pharmacy exceed the 340B Drugs replenished to Pharmacy, Covered Entity shall immediately arrange for replenishment of such 340B Drugs. If the other party disputes the purported discrepancies, then the parties will use best efforts to resolve the dispute within an additional thirty (30) day period. If the dispute cannot be resolved, either Party may bring a legal action to resolve the dispute in accordance with Section 12.3 of this Agreement.

6. JOINT OBLIGATIONS

6.1 Compliance with Laws. Each party will comply with all applicable laws, rules and regulations, including but not limited to the rules and regulations of the applicable state board of pharmacy, all laws of the applicable state, Section 340B and all applicable laws and regulations amending or implementing Section 340B and implementing regulations of the Department of Health and Human Services. The parties recognize that each may be a healthcare provider and a covered entity within the meaning of the federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and therefore responsible for compliance with HIPAA standards.

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7. TERM AND TERMINATION

7.1 Term. This Agreement will commence on the Effective Date and continue for an initial term of three (3) years. Thereafter, this Agreement will automatically renew for additional one year renewal terms, unless either Party provides written notice to the other of such party’s intention not to renew at least sixty days prior to the expiration of the initial term or the then-current renewal term, or unless this Agreement is terminated in accordance with this section, Term and Termination.

7.2 Termination. This Agreement may be terminated by:

(a) Mutual agreement of the parties;

(b) Either party without cause upon thirty (30) days’ prior written notice to the other party; or

(c) Covered Entity immediately upon a material breach of this Agreement by Pharmacy and failure to cure such breach within ten (10) days of written notice of such breach. Without limiting Covered Entity’s right to assert any other act or failure to act as constituting a material breach by Pharmacy, Pharmacy’s dispensing of a 340B Drug to an individual who is not an Eligible Patient or any other diversion of a 340B Drug will be deemed to be a material breach.

(d) Pharmacy immediately upon a material breach of this Agreement by Covered Entity and failure to cure such breach within ten (10) days of written notice of such breach.

(e) Either party, immediately upon written notice to the other, in the event that Covered Entity no longer qualifies as a covered entity for Section 340B purposes.

(f) Either party, immediately upon written notice to the other, in the event there has been a change in any law or regulation or guidance interpreting applicable provisions of the 340B Program that would have a material impact on the terms of and anticipated benefits of this Agreement.

7.3 Effect of Termination. Within thirty (30) days of termination of this Agreement, the parties will conduct a reconciliation of 340B Drugs dispensed by Pharmacy to Eligible Patients prior to the effective date of termination against 340B Drugs ordered for replenishment by Covered Entity and delivered to Pharmacy. Any discrepancy will be reconciled in accordance with the procedures set forth in Section 5.1. The parties shall reconcile of all payments and inventory due within sixty (60) days of termination of this Agreement.

8. RECORD KEEPING AND AUDIT

8.1 Maintenance of Records. Pharmacy shall maintain accurate, complete, up-to-date, and otherwise in conformance with generally accepted standards and good pharmacy practice auditable records for services provided to Eligible Patients. Pharmacy agrees to retain such records in compliance with any applicable state law and regulations, but for a period of at least ten (10) years from the date of service.

8.2 Audits. Throughout the term of this Agreement and for one (1) year thereafter, subject to all laws, rules and regulations applicable to patient confidentiality, Pharmacy grants Covered Entity, drug manufacturers, the Office of Pharmacy Affairs, and their authorized agents the right to audit such records and prescription files of Pharmacy directly related to the services provided by Pharmacy under this Agreement as may be reasonably necessary to verify compliance with the terms of this Agreement and the requirements of the 340B Program. Any such audit shall be conducted at Covered Entity’s sole cost and expense, during Pharmacy’s regular business hours, upon reasonable written notice, and in a manner so as not to interfere with the conduct of Pharmacy’s business.

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9. NOTICES. All notices provided for in this Agreement will be in writing and be deemed to have been duly given if personally delivered or if mailed through U.S. Postal Services registered or certified mail, by overnight courier, or electronic mail, to the parties at the following addresses:

If to Covered Entity:	Empath Health
3050 1st Avenue S
St. Petersburg, FL 33712
Attn: Executive Director

If to Pharmacy:	Community Specialty Pharmacy
6308 Benjamin Rd., Suite 709
Tampa, FL 33634
Attn: Pharmacy Manager

or such other address as may be provided to the other party in the same manner as that provided for the giving of any notice.

10. REPRESENTATIONS AND WARRANTIES

10.1 Representations and Warranties of Pharmacy. Pharmacy represents and warrants that(a) it has full right, power, and authority to enter into this Agreement; (b) professional pharmaceutical services to Eligible Patients shall only be rendered by licensed pharmacists; (c) each prescription ordered shall be dispensed in accordance with a lawful prescriber’s directions; (d) it is a pharmacy duly licensed under the pharmacy laws of the state in which it operates; (e) it is not on probation with any state board of pharmacy; and (f) it is not excluded from participation under federal health care programs pursuant to 42 U.S.C. 1320a-7, and is not the subject of any pending exclusion proceeding under that section and has not been adjudicated or determined to have committed any action that would subject it to mandatory or permissive exclusion under that section for which such an exclusion has not been implemented.

10.2 Representations and Warranties of Covered Entity. Covered Entity represents and warrants that (a) it has full right, power, and authority to enter into this Agreement; (b) it is a covered entity for purposes of the 340B Program; (c) it will screen and remove or cause 340B Processor to screen and remove, any fee-for-service Medicaid patients so that such patients are not identified as Eligible Patients for purposes of this Agreement; and (d) it is not excluded from participation under federal health care programs pursuant to 42 U.S.C. 1320a-7, is not the subject of any pending exclusion proceeding under that section and has not been adjudicated or determined to have committed any action that would subject it to mandatory or permissive exclusion under that section for which such an exclusion has not been implemented.

10.3 No Other Representations and Warranties. No representations or warranties have been made or relied upon other than those expressly set forth in this Agreement.

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11. INDEMNIFICATION AND LIMITATION OF LIABILITY

11.1 Indemnification. Each party shall defend, indemnify, and hold harmless (the “Indemnifying Party”) the other party, it’s officers, directors, employees, agents, and stockholders (the “Indemnified Party”) from and against any and all third party claims, liabilities, lawsuits, costs, damages, or expenses whatsoever (including reasonable attorney’s fees and disbursements) incurred by the Indemnified Party as a result of the Indemnifying Party’s gross negligence, willful misconduct, or material breach of contract.

11.2 Limitation of Liability. NOTWITHSTANDING ANY TERM OF THIS AGREEMENT, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY, CONSEQUENTIAL (INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS) OR PUNITIVE DAMAGES ARISING FROM THE RELATIONSHIP OF THE PARTIES OR UNDER THIS AGREEMENT (EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF OR HAS FORESEEN THE POSSIBILITY OF SUCH DAMAGES).

12. MISCELLANEOUS PROVISIONS

12.1 Relationship between the Parties. Pharmacy is an independent contractor and shall exercise its own professional judgment on all questions of professional practice. Pharmacy may refuse to serve any Eligible Patient where such service would violate any applicable laws or regulations or professional standards applicable to the services provided by Pharmacy. Pharmacy and Covered Entity are independent entities and nothing in this Agreement shall be construed or be deemed to create a relationship of employer and employee or principal and agent or franchiser and franchisee or any relationship, fiduciary or otherwise, other than that of independent parties contracting with each other solely for the purpose of carrying out the provisions of this Agreement.

12.2 Entire Agreement; Severability. This Agreement, together with the attached schedules, supersedes all prior or contemporaneous understandings or contracts, including the 2018 Agreement, and constitutes the entire understanding between the parties regarding the subject matter of this Agreement. This Agreement will not be altered or amended except in writing signed by both parties. In the event any provision or part thereof contained in the Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability or any other provision or part thereof contained in this Agreement.

12.3 Waiver. Either party’s waiver or failure to take action with respect to the other party’s failure to comply with any term or provision of this Agreement will not be deemed a waiver of the first Party’s right to insist on future compliance with such term or provision.

12.4 Governing Law. This Agreement shall be governed by and interpreted according to the laws of the state of the Covered Entity’s state listed in the opening paragraph of this Agreement without giving any effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction.

12.5 Dispute Resolution. Should a dispute arise between or among any of the parties relating to, arising under, in connection with this Agreement, the aggrieved party will seek resolution of the dispute by good-faith negotiations between the CEO of each party or it’s designee. Should the negotiations fail to resolve the dispute within thirty (30) days, then the aggrieved party may submit the matter to binding arbitration in the venue of the responding party under the rules of the American Arbitration Association. Each party hereby waives any objection to such venue and waives any claim that such claim or suit has been brought in an inconvenient forum.

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12.6 Assignment. This Agreement may not be assigned or transferred without the prior written consent of the parties. Such consent is within the sole discretion of the party whose consent is sought. Without waiver of the foregoing provisions, all of the rights, benefits, duties, liabilities, and obligations of the parties shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.

12.7 Counterparts. This Agreement may be executed in one or more counterparts, and each counterpart signature, when taken with the other counterpart signatures, is treated as if executed upon one original of this Agreement. A facsimile or .pdf signature, or a scanned image of an original signature, of any part to this Agreement is binding upon that Party as if it were an original.

12.8 Press Releases. Neither party will issue press releases of any kind referencing the other party, this Agreement or the parties’ conduct under this Agreement without the express written permission of the other party. If the parties do agree to issue (or allow the other party to issue) any such press release, then such press release will be subject to each party’s prior written approval of both the content and the type of release. Without limiting the generality of the foregoing, a party may not use the other party’s stock ticker symbol or logos without the other party’s express prior written consent. In no event will a party be entitled to use the other party’s logo or other trademarks without such party’s prior written consent, and if such consent is given, such use must be in accordance with the fashion and style and usage as approved by such party.

12.9 Construction, Headings. Each party and its counsel has reviewed and revised this Agreement and that consequently any rule of construction to the effect that any ambiguities are to be resolved against the drafting party is not applicable in the interpretation of this Agreement or any amendments or exhibits. The headings of articles, sections, and exhibits contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

12.10 No Third Party Rights. This Agreement has been entered into solely for the benefit of Pharmacy and Covered Entity. This Agreement is not a third party beneficiary contract, nor will this Agreement create any legal, equitable, or beneficial interest in any third party or vest in any third party any interest as to enforcements or performance, including patients or 340B Processor.

12.11 Schedules. The following schedules are attached and incorporated in to this Agreement as referenced:

Schedule A – Fee and Pharmacy-Specific Terms

Schedule B – Covered Entity Locations

Schedule C – Pharmacy Locations

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers or agents as of the date first above written.

AIDS Service Association of Pinellas, Inc. dba EPIC		Community Specialty Pharmacy, LLC

By:	/s/ Joy Winheim	By:	/s/ Nikul Panchal
Name:	Joy Winheim	Name:	Nikul Panchal
Its:		Its:

Date:	5/18/2021	Date:	5/17/2021

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Schedule A

Fees and Pharmacy-Specific Terms

1.	Fees. Covered Entity shall pay Pharmacy the Dispensing Fees as described in this section.

	Eligible Patients with Insurance	Eligible Patients without Insurance

Brand Drugs	$17 + 12% of total reimbursement	n/a
Generic Drugs	$17 + 12% of total reimbursement	n/a

Dispensing Fees for claims attributed to Eligible Patients with insurance are payable only on 340B-eligible claims for which the Pharmacy has received replenishment inventory and that result in savings greater or equal to $0.01 for the Covered Entity.

2.	Wholesaler. The Wholesaler for Pharmacy is Amerisource Bergen.

3.	340B Processor. The 340B Processor for Covered Entity is 340Beyond, LLC.

4.	Claim Reprocessing Timeframe. Pharmacy shall maintain a reprocessing window of ninety (90) days from the current date. During this 90-day window, claims that were previously ineligible for 340B pricing may be qualified as 340B-eligible if 340B Processor receives updated data that would substantiate the claim being deemed eligible for 340B.

5.	Replenishment Frequency. The replenishment order frequency is daily.

6.	Invoice Frequency. Pharmacy will be billed on a monthly basis.

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Schedule B

Covered Entity Locations

All current and future child sites as listed on the Office of Pharmacy Affairs and listed on the DHHS website as owned, operated, or contracted by or to Covered Entity. The current main listing is:

AIDS Service Association of Pinellas, Inc. dba EPIC

340B ID	Entity Name	Entity Sub-Division Name	Address

RWII33712	Empath Health, Inc.	AIDS Service Association of Pinellas, Inc. dba EPIC	3050 1st Ave S St. Petersburg, FL 33712
RWII33712B	Empath Health, Inc.	AIDS Service Association of Pinellas, Inc. dba EPIC	5771 Roosevelt Blvd. #720 Clearwater, FL 33760
STD337071	Empath Health, Inc.	AIDS Service Association of Pinellas, Inc. dba EPIC	300 49th Street S St. Petersburg, FL 33707

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Schedule C

Pharmacy Locations

Community Specialty Pharmacy

6308 Benjamin Rd., Suite 709

Tampa, FL 33634

NCPDP: 5704033

NPI: 1982900981

DEA: FC2425569

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